Exhibit 99.2

 6    Q3 FY22Letter to ShareholdersJanuary 31, 2022

January 31, 2022

Dear Shareholders,

In the December quarter, Cirrus Logic reported record revenue of $548.3 million, above the top end of our guidance, driven by significant contributions from increased high-performance mixed-signal content shipping into smartphones and strong overall demand for our products. GAAP and non-GAAP earnings per share were $2.16 and $2.54 respectively. These results reflect our continued momentum in FY22 and mark another milestone in the execution of our strategy to diversify our product and technology portfolio, with high-performance mixed-signal revenue making up 38 percent of total revenue in the quarter. While demand for components in recently-introduced smartphones drove the headline results, this quarter we also ramped shipments of boosted amplifiers and haptic drivers ahead of new product introductions in the coming months.

The company completed its annual strategic review in December, and we remain firm in our belief that further investment in high-performance mixed-signal solutions can expand our addressable market. Today we are funding strategic developments in new technologies in a range of areas including sensing, power and battery systems. These investments target both opportunities for incremental content in products where we ship today and further market diversification. As we plan for the future, we aim to continue leveraging our extensive mixed-signal expertise and intellectual property portfolio towards long-term revenue growth and increased diversity in our business.

Figure A: Cirrus Logic Q3 FY22

	GAAP	Adj.	Non-GAAP*
Revenue	**$548.3**		**$548.3**
Gross Profit	**$289.5**	**$0.3**	**$289.8**
Gross Margin	**52.8%**		**52.8%**
Operating Expense	$145.3	($29.8)	$115.5
Operating Income	**$144.2**	**$30.1**	**$174.3**
Operating Profit	**26.3%**		**31.8%**
Interest Expense	($0.1)		($0.1)
Other Expense	($0.1)		($0.1)
Income Tax Expense	$16.4	$7.9	$24.3
Net Income	**$127.6**	**$22.2**	**$149.8**
Diluted EPS	**$2.16**	**$0.38**	**$2.54**

*Complete GAAP to Non-GAAP reconciliations available on page 13
$ millions, except EPS

Q3 FY22 Letter to Shareholders 2

Revenue and Gross Margins

Revenue for the December quarter was $548.3 million, up 18 percent sequentially and 13 percent year over year. The growth in revenue on a sequential basis reflects an increase in smartphone units from the prior quarter and, to a lesser extent, a favorable mix of smartphones with higher content. The year-over-year increase was driven by high-performance mixed-signal content gains in smartphones and, to a lesser extent, higher sales of fast-charging ICs in smartphones and audio products in laptops. This was partially offset by lower volumes of smartphone components on a year-over-year basis partly due to a later product launch in calendar 2020 versus 2021; as a result, our inventory build and initial volumes for this cycle began in the September quarter. In Q3 FY22, revenue derived from our audio and high-performance mixed-signal product lines represented 62 percent and 38 percent of total revenue, respectively. One customer contributed 82 percent of total revenue during the quarter. Our relationship with our largest customer remains outstanding, with design activity continuing across a wider range of products than any time in our past. While we understand there is intense interest in this customer, in accordance with our policy, we do not discuss specifics about our business relationship.

Figure B: Cirrus Logic Revenue (M) Q4 FY20 to Q4 FY22


$600
$500
$400
$300
$200
$100
$0
$279
$243
$347
$486
$294
$277
$466
$548
$420*
Q4/FY20
Q1/FY21
Q2/FY21
Q3/FY21
Q4/FY21
Q1/FY22
Q2/FY22
Q3/FY22
Q4/FY22
Audio
High-Performance Mixed-Signal

*Midpoint of guidance as of January 31, 2022

Q3 FY22 Letter to Shareholders 3

In the March quarter, we expect revenue to range from $400 million to $440 million, down 23 percent sequentially and up 43 percent year over year at the midpoint. We anticipate this sequential decline to be driven by a reduction in smartphone volumes following new ramps in the back half of the previous calendar year. This is partially offset by higher average selling prices on certain products and the anticipated launch of other flagship smartphones. On a year-over-year basis, the projected increase in sales reflects the continued benefit of high-performance mixed-signal content gains in smartphones, an increase in average selling prices on certain products and higher unit volumes.

Figure C: High-Performance Mixed-Signal Revenue Contribution


FY19
12%
FY20
13%
FY21
19%
YTD FY22
33%

High-performance mixed-signal solutions include camera controllers, haptics and sensing, fast-charging and power ICs

GAAP gross margin in the December quarter was 52.8 percent, compared to 50.5 percent in Q2 FY22 and 51.8 percent in Q3 FY21. Non-GAAP gross margin in the quarter was 52.8 percent, compared to 51.3 percent in Q2 FY22 and 51.8 percent in Q3 FY21. The sequential and year-over-year changes in gross margin reflect the phasing in of price increases across a number of our products in response to escalating costs within our supply chain. In the March quarter we expect gross margin to range between 51 percent and 53 percent due to anticipated shipments of inventory built prior to further increases in supply chain costs taking effect at the start of the calendar year. As we move into FY23, we expect these temporary effects to subside and for our gross margin to normalize around our long-term model of 50 percent.

Operating Profit, Earnings and Cash

Operating profit for Q3 FY22 was approximately 26.3 percent on a GAAP basis and 31.8 percent on a non-GAAP basis. GAAP operating expense was $145.3 million, up $5.1 million sequentially and $23.5 million year over year. GAAP operating expense included $17.6 million in stock-based compensation, $9.1 million in amortization of acquisition intangibles and $3.1 million in acquisition-related costs. Non-GAAP operating expense was $115.5 million, up $1.0 million sequentially and $9.7 million year over year. The primary drivers of the changes in GAAP and non-GAAP operating expense are detailed below in order of significance in Figure D.

Q3 FY22 Letter to Shareholders 4

 5                    GAAP R&D and SG&A expenses for Q4 FY22 are expected to range from $150 million to $156 million, including roughly $19 million in stock-based compensation, $8 million in amortization of acquired intangibles and $3 million in acquisition-related costs. The increase in operating expense reflects higher employee-related expenses and product development costs. Looking forward, as revenue grows, we envisage increasing R&D investment in order to address our most important strategic opportunities, through both reallocation of internal resources and additional recruitment, while continuing to gain increased leverage from our SG&A expense. The company’s total headcount exiting Q3 was 1,587.   Figure D: Primary Drivers of Operating Expenses  *Excluded from non-GAAP operating expense   Q3 FY22 Letter to Shareholders  Figure E: GAAP R&D and SG&A Expenses (M)/Headcount Q4 FY20 to Q4 FY22    *Reflects midpoint of combined R&D and SG&A guidance as of January 31, 2022

 6  GAAP earnings per share for the December quarter was $2.16, compared to $1.43 the prior quarter and $1.91 in Q3 FY21. Non-GAAP earnings per share for the December quarter was $2.54, versus $1.82 in Q2 FY22 and $2.13 in Q3 FY21.Our ending cash and cash equivalents balance in the December quarter was $271.0 million, down from $462.6 million the prior quarter. This reduction in cash includes a $255.0 million payment associated with our Capacity Reservation Wafer Supply Commitment Agreement with GlobalFoundries. Additionally, in Q3 we utilized $40.0 million to repurchase 500,783 shares at an average price of $79.87. As of December 25, 2021, the company has $267.5 million remaining in its current share repurchase authorization. Cash used in operations for the quarter was approximately $135.9 million. We expect to continue our strong cash flow generation in FY23 and will evaluate potential uses of this cash, including possible acquisitions and strategies to return capital to shareholders such as share repurchases. Taxes and Inventory For the December quarter, we realized GAAP tax expense of $16.4 million on GAAP pre-tax income of $144.0 million, resulting in an effective tax rate of 11.4 percent. Non-GAAP tax expense for the quarter was $24.3 million on non-GAAP pre-tax income of $174.1 million, resulting in an effective tax rate of 13.9 percent. Non-GAAP tax expense for the quarter includes the effect of higher non-GAAP income in various jurisdictions. We expect the worldwide non-GAAP effective tax rate to be approximately 13 percent to 15 percent for FY22. Q3 inventory was $148.5 million, down from $188.4 million in Q2 FY22. In Q4 FY22, we expect inventory to be relatively flat quarter over quarter as we continue to fulfill ongoing demand. Company Strategy In the December quarter, the company made excellent progress on strategic initiatives that we believe will contribute to our sustained growth. These include supporting considerable design activity across our portfolio and ramping shipments of boosted amplifiers and haptic drivers ahead of new product introductions in smartphones and gaming devices. We also made significant engineering investments in a number of key programs, in particular, in the high-performance mixed-signal areas of cameras, sensing, batteries and power. We remain committed to our three-pronged strategy for growing our business: first, maintaining our leadership position in smartphone audio; second, broadening sales of audio components in key profitable applications beyond smartphones; and third, applying our mixed-signal engineering expertise to develop solutions in new, adjacent high-performance mixed-signal applications.   Q3 FY22 Letter to Shareholders

 7  With a well-established leadership position in smartphone audio, Cirrus Logic is building on this core business with expansion into applications such as laptops, tablets, wearables, gaming devices and AR/VR. Our positive momentum in laptop audio continued in the December quarter as we began initial shipments of our first boosted amplifiers in this category. There are a number of favorable trends in the laptop market, including a shift toward thinner and lighter form-factors, more speakers per device and an increased desire for a better audio-visual user experience driven by work-from-home. Furthermore, despite the maturing smartphone market, the need to deliver a compelling audio experience remains important for OEMs. Design activity for audio solutions shipping in flagship and mid-tier Android smartphones was also strong during the quarter and we anticipate new devices utilizing our products to be introduced in the first half of the calendar year. We continued to gain momentum with our high-performance mixed-signal solutions in the December quarter as we benefitted from share gains, a higher attach rate of camera controllers and new content with our power conversion and control IC. Our first-generation power conversion and control IC brings new technologies and system-level capabilities to smartphones. This component sits in between the battery and the system providing highly efficient and precise data conversion to proactively manage power requirements for downstream ICs while monitoring overall battery health and performance. Additionally, while we have seen some slowing of momentum in parts of the smartphone market in China, we are still encouraged by our progress with fast charging and with the degree to which OEMs continue to regard this as a differentiating feature. In the December quarter we taped out two new components that are expected to go into production in the first half of the fiscal year. Our fast-charging ICs are not only highly complementary to our power conversion and control IC but also relevant in a wider range of applications and devices in the future. Cirrus Logic’s proven track record of execution coupled with our extensive mixed-signal intellectual property portfolio has enabled us to expand into new product categories with both application-specific and custom ICs. Following the completion of our annual strategic review in December, we continue to believe the largest opportunity to drive product diversification and fuel exciting avenues of growth in the coming years is in our high-performance mixed-signal business. We are investing heavily in this area and while this category represents 33 percent of our year-to-date sales in FY22, we anticipate it can expand to at least half our revenue in the future. Today we are both actively engaged with customers on solutions representing incremental content and working on next-generation updates to existing content that will deliver feature enhancements and additional functionality. In conclusion, with a strong lineup of existing components and our increasing investment and innovation in new product areas, we believe that we are well-positioned for sustained growth. While we view audio as the core of our business, we are encouraged by the traction we are gaining   Q3 FY22 Letter to Shareholders

with our high-performance mixed-signal solutions and remain optimistic that there are meaningful opportunities for further growth and product diversification ahead.

Summary and Guidance

For the March quarter we expect the following results:

- Revenue to range between $400 million and $440 million;
- GAAP gross margin to be between 51 percent and 53 percent; and
- Combined GAAP R&D and SG&A expenses to range between $150 million and $156 million, including approximately $19 million in stock-based compensation expense, $8 million in amortization of acquired intangibles and $3 million in acquisition-related costs.

In summary, in the December quarter design momentum was strong, and we made significant progress with our high-performance mixed-signal business. Leveraging our extensive intellectual property portfolio has enabled us to pursue investments in new technologies and expand into adjacent product categories, particularly in power conversion, battery management and fast charging. With a consistent track record of execution and a compelling roadmap, we are excited by the opportunities we have to drive product diversification and fuel further growth in the coming years.

Sincerely,



John Forsyth
President &
Chief Executive Officer



Thurman Case
Chief Financial Officer

Conference Call Q&A Session

Cirrus Logic will host a live Q&A session at 5 p.m. EDT today to answer questions related to its financial results and business outlook. Participants may listen to the conference call on the Cirrus Logic website. Participants who would like to submit a question to be addressed during the call are requested to email investor@cirrus.com.

Q3 FY22 Letter to Shareholders 8

9          A replay of the webcast can be accessed on the Cirrus Logic website approximately two hours following its completion, or by calling (416) 621-4642 or toll free at (800) 585-8367 (Access Code: 3871289).   Use of Non-GAAP Financial InformationTo supplement Cirrus Logic's financial statements presented on a GAAP basis, Cirrus has provided non-GAAP financial information, including non-GAAP net income, diluted earnings per share, operating income and profit, operating expenses, gross margin and profit, tax expense, tax expense impact on earnings per share, and effective tax rate. A reconciliation of the adjustments to GAAP results is included in the tables below. We are also providing guidance on our non-GAAP expected effective tax rate. We are not able to provide guidance on our GAAP tax rate or a related reconciliation without unreasonable efforts since our future GAAP tax rate depends on our future stock price and related stock-based compensation information that is not currently available.Non-GAAP financial information is not meant as a substitute for GAAP results but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. The non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.   Q3 FY22 Letter to Shareholders  Safe Harbor Statement Except for historical information contained herein, the matters set forth in this shareholder letter contain forward-looking statements, including statements about our long-term growth opportunities; our ability to grow revenue and diversify our product portfolio and end markets; our ability to increase R&D investment in our strategic initiatives, while continuing to gain increased leverage from our SG&A expense; our expectation of maintaining gross margins close to our long-term model of 50 percent; our ability to achieve long-term sustained growth through expansion of high-performance mixed-signal solutions; our ability to maintain our leadership position in smartphone audio; our ability to broaden sales of audio components in applications beyond smartphones in applications such as laptops, tablets, wearables, gaming devices and AR/VR headsets; our ability to develop solutions in new, adjacent high-performance mixed-signal applications; our expectations for new devices utilizing our products to be introduced in the first half of the calendar year; our ability to maximizing the return on our audio R&D dollars, and invest in new, adjacent technology areas to expand our high-performance mixed-signal addressable market; our ability to expand high-performance mixed-signal to at least half our revenue in the future; our ability to leverage our mixed-signal capabilities in new applications and markets longer term; our ability to continue to generate strong cash flow generation through FY23; our effective tax rate for the full fiscal year 2022; and our forecasts for the fourth quarter of fiscal year 2022 revenue, profit, gross margin, combined research and development and selling, general and administrative expense levels, stock-based compensation expense, amortization of acquired intangibles, acquisition-related costs and inventory levels. In some cases, forward-looking statements are identified by words such as “emerge,” “expect,” “anticipate,” “foresee,” “target,”

 10  “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” “will,” and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially and readers should not place undue reliance on such statements. These risks and uncertainties include, but are not limited to, the following: the level and timing of orders and shipments during the fourth quarter of fiscal year 2022, customer cancellations of orders, or the failure to place orders consistent with forecasts; changes with respect to our current expectations of future smartphone unit volumes; any delays in the timing and/or success of customers’ new product ramps; the risks of doing business internationally, including increased import/export restrictions and controls (e.g., the effect of the U.S. Bureau of Industry and Security of the U.S. Department of Commerce placing Huawei Technologies Co., Ltd. and certain of its affiliates on the Bureau’s Entity List), imposition of trade protection measures (e.g., tariffs or taxes), security and health risks, possible disruptions in transportation networks, and other economic, social, military and geo-political conditions in the countries in which we, our customers or our suppliers operate; recent increased industry-wide capacity constraints that may impact our ability to meet current customer demand, which could cause an unanticipated decline in our sales and damage our existing customer relationships and our ability to establish new customer relationships; the potential for increased prices due to capacity constraints in our supply chain, which, if we are unable to increase our selling price to our customers, could result in lower revenues and margins that could adversely affect our financial results; our ability to attract, hire and retain qualified personnel; and the risk factors listed in our Form 10-K for the year ended March 27, 2021 and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.Special Statement Concerning Risks Associated with the COVID-19 Pandemic and Our Forward-Looking DisclosuresWe face risks related to global health epidemics that could impact our sales, supply chain and operations, resulting in significantly reduced revenue or increased supply chain costs and constraints that would adversely affect our operating results. On March 11, 2020, the World Health Organization declared a pandemic related to a novel coronavirus, commonly referred to as COVID-19. We continue to expect that COVID-19 will have an adverse effect on our business, financial condition and results of operations and, with the pandemic ongoing, we are unable to predict the full extent and nature of these impacts at this time. The COVID-19 pandemic will likely heighten or exacerbate many of the other risks described in the risk factors listed in our Form 10-K for the year ended March 27, 2021, and in our other filings with the Securities and Exchange Commission. Although we have not experienced a significant reduction in our overall productivity during fiscal year 2022, we have experienced, and expect to continue to experience, disruptions to our business   Q3 FY22 Letter to Shareholders

 11  operations, including those resulting from remote work arrangements for the majority of our employees, the implementation of certain measures at our facilities worldwide to protect our employees’ health and safety, government stay-at-home directives, quarantines, self-isolations, travel restrictions, or other restrictions on the ability of our employees to perform their jobs that may impact our ability to develop and design our products in a timely manner, meet required milestones, or win new business. Any increased or additional disruptions to our business operations or those of our suppliers, or additional supply chain costs or constraints, would likely impact our ability to continue to maintain current levels of productivity. In the longer term, the COVID-19 pandemic is likely to continue to adversely affect the economies and financial markets of many countries, potentially leading to a global economic downturn, inflation or a recession. This would likely adversely affect the demand environment for our products and those of our customers, particularly consumer products such as smartphones, which may, in turn negatively affect our revenue and operating results. Cirrus Logic, Cirrus, and the Cirrus Logic logo are registered trademarks of Cirrus Logic, Inc. All other company or product names noted herein may be trademarks of their respective holders.   Q3 FY22 Letter to Shareholders  Summary of Financial Data Below:

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